Exhibit 99.1

Hercules Offshore Prices Public Offering of Common Stock

HOUSTON, March 22, 2012 — Hercules Offshore, Inc. (Nasdaq: HERO) announced today that it has priced an underwritten public offering of 20,000,000 shares of common stock at a public offering price of $5.10 per share. The offering is expected to close on March 28, 2012. The Company has also granted the underwriters a 30-day option to purchase up to 3,000,000 additional shares to cover over-allotments, if any. The Company intends to use 50% of the net proceeds from the offering, including the proceeds from any exercise of the underwriters’ over-allotment option, to repay indebtedness outstanding under the Company’s term loan facility and to use the remaining net proceeds to fund a portion of the purchase price for its previously announced acquisition of the drilling rig Ocean Columbia as well as the costs associated with the repair, upgrade and mobilization of Ocean Columbia.

Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Deutsche Bank Securities Inc. are serving as Joint Book-Running Managers of the offering. The offering is being made pursuant to an effective registration statement. A copy of the preliminary prospectus supplement and related base prospectus for the offering may be obtained on the Securities and Exchange Commission (“SEC”) website at www.sec.gov. Alternatively, the underwriters will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting:

Credit Suisse Securities (USA) LLC

Attn: Prospectus Department

One Madison Avenue

New York, New York 10010

Telephone: (800) 221-1037

Goldman, Sachs & Co.

Attn: Prospectus Department

200 West Street

New York, New York 10282

Telephone: (866) 471-2526

or

Deutsche Bank Securities Inc.

Attn: Prospectus Department

Harborside Financial Center

100 Plaza One

Jersey City, New Jersey 07311

Telephone: (800) 503-4611

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the securities referred to above. An offering of any such securities will be made only by means of a prospectus supplement and related prospectus. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release includes forward-looking statements, which give Hercules’ current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Such statements are subject to a number of risks and uncertainties, including those identified in “Item 1A. Risk Factors” and elsewhere in Hercules’ Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the prospectuses referred to above. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.

SOURCE: Hercules Offshore, Inc.

CONTACT:

Son P. Vann

Vice President Investor Relations and Planning

713-350-8508